Filed Pursuant to Rule 433
Registration Statement No. 333-139693
January 10, 2008

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class B1, Class B2, Class B3, Class P, Class X, Class LT-R and Class R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

Class	Related Mortgage Pool(s)	Class Principal or Notional Amount(1)	Initial Interest Rate(2)	Interest Rate Formula (until Initial Optional Termination Date)(3)(4)	Interest Rate Formula (after Initial Optional Termination Date)(4)(5)	Type	Interest Rate Type	Initial Certificate Ratings
								S&P	DBRS
A1	1	$209,550,000	5.125%	LIBOR plus 0.610%	LIBOR plus 1.220%	Senior, Sequential Pay	Variable Rate	AAA	AAA
A2 (6)	1	$45,455,000	6.015%	LIBOR plus 1.500%	LIBOR plus 3.000%	Senior, Sequential Pay	Variable Rate	AAA	AAA
A2A	1	$45,455,000	4.765%	LIBOR plus 0.250%	LIBOR plus 0.500%	Senior, Sequential Pay, Exchangeable	Variable Rate	AAA	AAA
A2B (7)	1	$45,455,000 (7)	1.250%	1.250%	2.500%	Senior, Interest-Only, Exchangeable	Fixed Rate	AAA	AAA
A3 (6)	2	$75,129,000	5.765%	LIBOR plus 1.250%	LIBOR plus 2.500%	Senior, Sequential Pay	Variable Rate	AAA	AAA
A3A	2	$75,129,000	4.765%	LIBOR plus 0.250%	LIBOR plus 0.500%	Senior, Sequential Pay, Exchangeable	Variable Rate	AAA	AAA
A3B (7)	2	$75,129,000 (7)	1.000%	1.000%	2.000%	Senior, Interest-Only, Exchangeable	Fixed Rate	AAA	AAA
A4 (6)	2	$96,481,000	6.015%	LIBOR plus 1.500%	LIBOR plus 3.000%	Senior, Sequential Pay	Variable Rate	AAA	AAA
A4A	2	$96,481,000	4.765%	LIBOR plus 0.250%	LIBOR plus 0.500%	Senior, Sequential Pay, Exchangeable	Variable Rate	AAA	AAA
A4B (7)	2	$96,481,000 (7)	1.250%	1.250%	2.500%	Senior, Interest-Only, Exchangeable	Fixed Rate	AAA	AAA
M1 (6)	1&2	$21,653,000	6.015%	LIBOR plus 1.500%	LIBOR plus 2.250%	Subordinated	Variable Rate	AA+	AA(high)
M1A	1&2	$21,653,000	4.765%	LIBOR plus 0.250%	LIBOR plus 0.375%	Subordinated, Exchangeable	Variable Rate	AA+	AA(high)
M1B (7)	1&2	$21,653,000 (7)	1.250%	1.250%	1.875%	Subordinated, Interest-Only, Exchangeable	Fixed Rate	AA+	AA(high)
M2 (6)	1&2	$14,178,000	6.015%	LIBOR plus 1.500%	LIBOR plus 2.250%	Subordinated	Variable Rate	AA	AA
M2A	1&2	$14,178,000	4.765%	LIBOR plus 0.250%	LIBOR plus 0.375%	Subordinated, Exchangeable	Variable Rate	AA	AA
M2B (7)	1&2	$14,178,000(7)	1.250%	1.250%	1.875%	Subordinated, Interest-Only, Exchangeable	Fixed Rate	AA	AA
M3 (6)	1&2	$6,702,000	6.515%	LIBOR plus 2.000%	LIBOR plus 3.000%	Subordinated	Variable Rate	AA-	AA(low)
M3A	1&2	$6,702,000	4.765%	LIBOR plus 0.250%	LIBOR plus 0.375%	Subordinated, Exchangeable	Variable Rate	AA-	AA(low)
M3B (7)	1&2	$6,702,000 (7)	1.750%	1.750%	2.625%	Subordinated, Interest-Only, Exchangeable	Fixed Rate	AA-	AA(low)
M4 (6)	1&2	$6,960,000	6.015%	LIBOR plus 1.500%	LIBOR plus 2.250%	Subordinated	Variable Rate	A+	A(high)
M4A	1&2	$6,960,000	4.765%	LIBOR plus 0.250%	LIBOR plus 0.375%	Subordinated, Exchangeable	Variable Rate	A+	A(high)
M4B (7)	1&2	$6,960,000 (7)	1.250%	1.250%	1.875%	Subordinated, Interest-Only, Exchangeable	Fixed Rate	A+	A(high)
M5 (6)	1&2	$6,186,000	6.015%	LIBOR plus 1.500%	LIBOR plus 2.250%	Subordinated	Variable Rate	A	A
M5A	1&2	$6,186,000	4.765%	LIBOR plus 0.250%	LIBOR plus 0.375%	Subordinated, Exchangeable	Variable Rate	A	A
M5B (7)	1&2	$6,186,000 (7)	1.250%	1.250%	1.875%	Subordinated, Interest-Only, Exchangeable	Fixed Rate	A	A
M6 (6)	1&2	$4,124,000	6.015%	LIBOR plus 1.500%	LIBOR plus 2.250%	Subordinated	Variable Rate	A-	A(low)
M6A	1&2	$4,124,000	4.765%	LIBOR plus 0.250%	LIBOR plus 0.375%	Subordinated, Exchangeable	Variable Rate	A-	A(low)
M6B (7)	1&2	$4,124,000 (7)	1.250%	1.250%	1.875%	Subordinated, Interest-Only, Exchangeable	Fixed Rate	A-	A(low)
M7	1&2	$3,867,000	6.000%	6.000%	6.500%	Subordinated	Fixed Rate	BBB+	BBB(high)
M8	1&2	$3,093,000	6.000%	6.000%	6.500%	Subordinated	Fixed Rate	BBB	BBB
M9	1&2	$2,578,000	6.000%	6.000%	6.500%	Subordinated	Fixed Rate	BBB-	BBB(low)

(1)	These balances are approximate, subject to a permitted variance of plus or minus 5% in the aggregate, as described in the prospectus supplement.
(2)	Reflects the interest rate as of the closing date.
(3)
Reflects the interest rate formula up to and including the earliest possible distribution date on which the master servicer has the option to purchase the mortgage loans as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(4)	Subject to the applicable net funds cap, as described in the prospectus supplement under “Summary of Terms—The Certificates—Payments on the Certificates—Interest Payments.”
(5)
Reflects the interest rate formula after the option to purchase the mortgage loans is not exercised by the master servicer on the earliest possible distribution date as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.”

(6)
These classes of certificates are exchange certificates. Exchange certificates can be exchanged for their corresponding exchangeable certificate classes, as described in the prospectus supplement at Annex D.

(7)
The Class A2B, Class A3B, Class A4B, Class M1B, Class M2B, Class M3B, Class M4B, Class M5B and Class M6B Certificates are interest-only classes and will not be entitled to payments of principal; such classes will accrue interest based on a notional amount equal to the outstanding principal amount of the corresponding exchange certificate class.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay/Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations(5)	Incremental Denominations	CUSIP Number
A1	DD	0 day	Actual/360	11/25/2037	4/25/2012	$25,000	$1	05570G AA1
A2	DD	0 day	Actual/360	11/25/2037	8/25/2014	$100,000	$1	05570G AB9
A2A	DD	0 day	Actual/360	11/25/2037	8/25/2014	$100,000	$1	05570G BN2
A2B	DD	0 day	Actual/360	11/25/2037	8/25/2014	$100,000	$1	05570G BP7
A3	DD	0 day	Actual/360	11/25/2037	8/25/2009	$100,000	$1	05570G AC7
A3A	DD	0 day	Actual/360	11/25/2037	8/25/2009	$100,000	$1	05570G AV5
A3B	DD	0 day	Actual/360	11/25/2037	8/25/2009	$100,000	$1	05570G AW3
A4	DD	0 day	Actual/360	11/25/2037	8/25/2014	$100,000	$1	05570G AD5
A4A	DD	0 day	Actual/360	11/25/2037	8/25/2014	$100,000	$1	05570G AX1
A4B	DD	0 day	Actual/360	11/25/2037	8/25/2014	$100,000	$1	05570G AY9
M1	DD	0 day	Actual/360	11/25/2037	8/25/2014	$150,000	$1	05570G AE3
M1A	DD	0 day	Actual/360	11/25/2037	8/25/2014	$150,000	$1	05570G AZ6
M1B	DD	0 day	Actual/360	11/25/2037	8/25/2014	$150,000	$1	05570G BA0
M2	DD	0 day	Actual/360	11/25/2037	8/25/2014	$150,000	$1	05570G AF0
M2A	DD	0 day	Actual/360	11/25/2037	8/25/2014	$150,000	$1	05570G BB8
M2B	DD	0 day	Actual/360	11/25/2037	8/25/2014	$150,000	$1	05570G BC6
M3	DD	0 day	Actual/360	11/25/2037	8/25/2014	$150,000	$1	05570G AG8
M3A	DD	0 day	Actual/360	11/25/2037	8/25/2014	$150,000	$1	05570G BD4
M3B	DD	0 day	Actual/360	11/25/2037	8/25/2014	$150,000	$1	05570G BE2
M4	DD	0 day	Actual/360	11/25/2037	8/25/2014	$150,000	$1	05570G AH6
M4A	DD	0 day	Actual/360	11/25/2037	8/25/2014	$150,000	$1	05570G BF9
M4B	DD	0 day	Actual/360	11/25/2037	8/25/2014	$150,000	$1	05570G BG7
M5	DD	0 day	Actual/360	11/25/2037	8/25/2014	$150,000	$1	05570G AJ2
M5A	DD	0 day	Actual/360	11/25/2037	8/25/2014	$150,000	$1	05570G BH5
M5B	DD	0 day	Actual/360	11/25/2037	8/25/2014	$150,000	$1	05570G BJ1
M6	DD	0 day	Actual/360	11/25/2037	8/25/2014	$150,000	$1	05570G AK9
M6A	DD	0 day	Actual/360	11/25/2037	8/25/2014	$150,000	$1	05570G BK8
M6B	DD	0 day	Actual/360	11/25/2037	8/25/2014	$150,000	$1	05570G BL6
M7	CM	24 day	30/360	11/25/2037	8/25/2014	$150,000	$1	05570G AL7
M8	CM	24 day	30/360	11/25/2037	8/25/2014	$150,000	$1	05570G AM5
M9	CM	24 day	30/360	11/25/2037	8/25/2014	$150,000	$1	05570G AN3

(1)
DD = For any distribution date, the close of business on the business day immediately before that distribution date.
CM = For any distribution date, the last business day of the month immediately preceding the month in which such distribution date occurs.

(2)
0 day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or January 8, 2008, in the case of the first interest accrual period) and ending on the calendar day immediately before the related distribution date.
24 day = For any distribution date, the interest accrual period will be the calendar month immediately preceding the month in which the distribution date occurs.

(3)	The final scheduled distribution date for the offered certificates is based upon the second distribution date after the date of the last scheduled payment of the latest maturing mortgage loan.
(4)
The expected final distribution date, based upon (a) 100% of the PPC prepayment assumption and the modeling assumptions used in the prospectus supplement, each as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life” and (b) the assumption that the option to purchase the mortgage loans is exercised by the master servicer on the earliest possible distribution date as described in the prospectus supplement under “Description of the Certificates—Optional Purchase of the Mortgage Loans.” The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	With respect to initial European investors subject to the European Union Prospectus Directive only, the underwriter will only sell offered certificates in minimum total investment amounts of $100,000.